Exhibit 99.1

Contact:	David Young	Harriet Fried
	TESSCO Technologies Incorporated	Lippert/Heilshorn & Associates
	Chief Financial Officer	(212) 838-3777
	(410) 229-1380	hfried@lhai.com
young@tessco.com

TESSCO Announces Record Quarterly EPS of $0.57;
Quarterly Dividend Increased by 50% to $0.15 per Share

●	1Q FY12 revenue increases 15% to $163.5 million
●	Record quarterly EBITDA* per share of $1.09
●	Operating margin of 4.6%
●	Expands relationship with largest customer
●	Provides annual EPS guidance of $1.70 to $2.10 for fiscal 2012

HUNT VALLEY, MD., JULY 19, 2011 -- TESSCO Technologies Incorporated (NASDAQ:TESS), a leading provider to the wireless communication industry, today announced its results for the first-quarter of fiscal year 2012, ended June 26, 2011.

“Our earnings reached a record, and momentum accelerated in our first quarter, thanks to our customers, manufacturers and team members,” said Chairman and CEO Robert B. Barnhill, Jr. “Our customers rewarded us with their loyalty and increased purchases as a result of the product and supply chain innovations we offer.  Our manufacturers and vendors provided us with an ever-increasing range of the products we need to design and deliver the solutions to build, use and maintain wireless systems.  Our team members executed flawlessly on our strategic initiatives and achieved outstanding customer satisfaction and significant improvements in operating productivity and margins.  As a result, we are announcing record quarterly earnings, a strong earnings outlook for the fiscal year, and a 50% increase in the quarterly dividend.

“Also, I’m excited to announce that our relationship with our largest customer, a tier one cellular carrier, is now expected to expand throughout the coming year.  Beginning this month, we will gradually assume responsibility for a larger portion of its mobile device accessories purchases, with larger increases to follow in the coming quarters.  This expansion is a result of our performance, preparation and ongoing commitment to assure them on-time availability of the right product at the lowest total cost. This expansion also provides an opportunity to further expand the sales of our proprietary products designed and manufactured by our Ventev® division.  This is a very exciting development for TESSCO; we thank our customer for its trust and confidence.

“TESSCO continues to accelerate the execution of our vision and plan to be Your Total Source® of the requirements to support wireless voice, data and video systems. Opportunities are exploding as wireless and the internet converge; TESSCO is there, delivering the value proposition of immediate availability for the hardware and services needed, at the lowest total cost, and a reliable way of doing business.  Due to the strong momentum we have achieved on many fronts, we expect these efforts to produce a remarkable year for TESSCO.  Currently, we expect earnings per share to be in the range of $1.70 to $2.10 for fiscal 2012, compared to $1.27 last year.  We look forward to continuing to drive shareowner value.”

First-Quarter Fiscal 2012 Financial Results

For its fiscal 2012 first quarter, TESSCO reported revenue of $163.5 million compared to $142.0 million in the prior year quarter, a 15% growth.  Non-concentrated revenue (which excludes only our largest customer) grew by 15% compared to the first quarter of last year, while revenues from our concentrated business grew by 16%.

Gross profit reached $37.2 million in the first quarter of fiscal 2012, compared to $32.3 million in last year’s first quarter, a 15% growth.  All of this growth in gross profit came from the non-concentrated business as gross profit from the concentrated business remained essentially flat, despite the 16% growth in concentrated revenues.  Accordingly, gross profit margin in the non-concentrated business grew considerably and offset the decline in gross profit margin in the concentrated business – consolidated gross profit margin was just under 23% in both periods.

Despite the strong growth in revenues and gross profits, selling, general and administrative expenses grew by only $0.8 million compared to last year’s first quarter.  Consequently, operating income margin reached 4.6% compared to 2.4% in last year’s first quarter.

EBITDA* totaled $8.7 million, or $1.09 per diluted share, in the first quarter as compared to $4.5 million, or $0.55 per diluted share, in the prior-year quarter.

Net income totaled $4.6 million, or $0.57 per diluted share, in the first quarter as compared to $2.1 million, or $0.26 per diluted share, in the prior-year quarter.

As of June 26, 2011, the company’s cash balance totaled $3.9 million and there was no balance outstanding on the revolving line of credit.

Quarterly Cash Dividend

On July 18, 2011, our Board of Directors declared a cash dividend of $0.15 per share. This dividend, which will be payable on August 17, 2011 to shareholders of record on August 3, 2011, represents a 50% increase as compared to the quarterly dividends the company has been paying since May 2010, and a 125% increase compared to its initial dividend amount in August 2009. Any future declaration of dividends, and the establishment of record and payment dates, is subject to further determinations of the company’s Board of Directors.

Business Outlook

Considering the momentum we have gained toward achieving our goals in the non-concentrated business, and additional direction received from our largest customer for this fiscal year, the company will now provide guidance for fiscal year 2012. We currently estimate that earnings per share for fiscal 2012 will be in the range of $1.70 to $2.10.  The breadth of the range primarily reflects uncertainty around the timing and impact of the expansion of our business with our largest customer.

In January 2011, we reported that our largest customer was assessing cost reduction business model changes that could affect our supply chain relationship.  Earlier this month, this customer indicated to us that the current business model will stay in place at least into the beginning of our next fiscal year and that additional business will flow through TESSCO in the meantime. Consequently, we currently expect an increase in revenues and an accompanying decrease in gross profit margin. We expect a gradual increase in orders to us in our second fiscal quarter with larger increases expected to follow in our third quarter.  This customer also indicated that, over time, it expects to continue to explore business model changes in an ongoing effort to lower total costs.

Moreover, and notwithstanding our current expectation based upon the indications received from our largest customer, it should be noted that this supply chain relationship, like those with most of our other customers and suppliers, contains no ongoing purchase or sale obligations and is terminable by either party upon relatively short notice.  Further, any future business model changes by our largest customer put our supply chain business with this customer at risk.  Absent this supply chain relationship, we could, however, maintain the ability to sell our proprietary products to this customer.

Forecasting future results is inherently difficult for any business and actual results may differ materially from those forecasted.  Moreover, the nature of our business is that we typically ship products within several days after booking orders. The lack of an order backlog makes it even more difficult to forecast future results. As the year progresses and visibility increases, management may review and update its financial targets as appropriate.  However, the Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

First-Quarter Fiscal 2012 Conference Call

TESSCO will hold a conference call to discuss its fiscal first-quarter 2012 results on Wednesday, July 20, 2011 at 10:00 a.m. ET.  To participate in the live call by telephone, dial 800-295-3991 (domestic call-in) or 617-614-3924 (international call-in) and reference conference ID code #66598852. A live webcast of the conference call will also be available at: http://www.tessco.com/go/pressroom.

For those who cannot listen to the live broadcast, the webcast will be archived on TESSCO’s website.  A telephone replay of the call will also be available beginning at approximately 1:00 p.m. ET on July 20, 2011 until 5:00 p.m. ET on July 27, 2011. To listen to the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the conference ID code #62290478.

*Non-GAAP Information

EBITDA, a measure used by management to evaluate the company’s ongoing operations and as a general indicator of its operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges), is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. Management believes EBITDA as well as EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company's presentation of EBITDA and EBITDA per share may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA per diluted share is also a non-GAAP calculation defined as EBITDA divided by the company’s diluted weighted average shares outstanding. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company's loan agreements. The definition of EBITDA as used in the company's loan agreements is further adjusted for certain cash and non-cash charges/credits, including stock compensation expense, and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt.

A reconciliation of the company's non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO

TESSCO Technologies, (NASDAQ:TESS), is Your Total Source® to build, use and maintain wireless systems. The convergence of wireless and the internet is revolutionizing the way we live and work. New systems and applications are unlocking human potential at an unprecedented rate. TESSCO is there, thinking in new ways for exceptional outcomes. TESSCO architects and delivers, with innovation, productivity and speed, the product and value chain solutions to organizations responsible for building, operating and maintaining wireless voice, data and video systems.

Forward-Looking Statements

This press release, including the statements of Robert Barnhill and the discussion under the heading “Business Outlook”, contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading “Risk Factors” and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results.  Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers as a result of consolidation among the wireless communications industry; the strength of our customers’, vendors’ and affinity partners’ business; economic conditions that may impact customers’ ability to fund or pay for our products and services; failure of our information technology system or distribution system; technology changes in the wireless communications industry; third-party freight carrier interruption; increased competition; our inability to access capital and obtain financing as and when needed; and the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

#  #  #

TESSCO Technologies Incorporated
Consolidated Statements of Income

	Fiscal Quarters Ended
	June 26, 2011	March 27, 2011	June 27, 2010
	(unaudited)	(unaudited)	(unaudited)

Revenues	$163,515,000	$130,300,200	$141,952,600
Cost of goods sold	126,314,600	99,942,400	109,602,800
Gross profit	37,200,400	30,357,800	32,349,800
Selling, general and administrative expenses	29,675,100	27,724,000	28,911,700
Income from operations	7,525,300	2,633,800	3,438,100
Interest, net	105,500	94,100	77,800
Income before provision for income taxes	7,419,800	2,539,700	3,360,300
Provision for income taxes	2,845,600	897,900	1,290,800
Net income	$4,574,200	$1,641,800	$2,069,500

Basic earnings per share	$0.59	$0.22	$0.27
Diluted earnings per share	$0.57	$0.21	$0.26

TESSCO Technologies Incorporated
Consolidated Balance Sheets

	June 26, 2011	March 27, 2011
	(unaudited)	(audited)

ASSETS
Current Assets:
Cash and cash equivalents	$3,893,500	$8,178,200
Trade accounts receivable, net	83,375,500	65,708,700
Product inventory	51,457,100	45,709,800
Deferred tax assets	5,004,500	5,004,500
Prepaid expenses and other current assets	1,721,200	1,668,900
Total current assets	145,451,800	126,270,100

Property and equipment, net	20,389,500	21,148,100
Goodwill, net	11,684,700	11,684,700
Other long-term assets	2,012,100	2,057,700
Total assets	$179,538,100	$161,160,600

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$74,904,000	$62,913,000
Payroll, benefits and taxes	8,464,000	7,342,500
Income and sales tax liabilities	3,601,300	2,539,300
Accrued expenses and other current liabilities	1,134,000	1,278,400
Revolving line of credit	--	--
Current portion of long-term debt	322,600	359,100
Total current liabilities	88,425,900	74,432,300

Deferred tax liabilities	3,407,900	3,407,900
Long-term debt, net of current portion	2,895,000	2,959,100
Other long-term liabilities	1,757,700	1,481,200
Total liabilities	96,486,500	82,280,500

Shareholders’ Equity:
Preferred stock	--	--
Common stock	86,300	84,100
Additional paid-in capital	41,480,000	40,668,100
Treasury stock, at cost	(44,851,600)	(44,388,400)
Retained earnings	86,340,000	82,540,900
Accumulated other comprehensive loss	(3,100)	(24,600)
Total shareholders’ equity	83,051,600	78,880,100

Total liabilities and shareholder’s equity	$179,538,100	$161,160,600

TESSCO Technologies Incorporated
Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA)

	Fiscal Quarters Ended
	June 26, 2011	March 27, 2011	June 27, 2010
	(unaudited)	(unaudited)	(unaudited)
Net income	$4,574,200	$1,641,800	$2,069,500
Add:
Provision for income taxes	2,845,600	897,900	1,290,800
Interest, net	105,500	94,100	77,800
Depreciation and amortization	1,173,000	1,204,800	1,013,600
EBITDA	$8,698,300	$3,838,600	$4,451,700
EBITDA per diluted share	$1.09	$0.48	$0.55

TESSCO Technologies Incorporated
Supplemental Revenue and Gross Profit Results Summary (Unaudited)

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Quarter Ended June 26, 2011:
Commercial/Government Revenue:
Public Carriers and Network Operators	$12,926	$876	$4,477	$18,279
Resellers	22,152	86,300	1,841	110,293
Users and Governments	23,032	4,404	3,987	31,423
Total Commercial/Government Revenue	58,110	91,580	10,305	159,995
Consumer Revenue	--	3,520	--	3,520
Total Revenue	$58,110	$95,100	$10,305	$163,515

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$3,241	$218	$948	$4,407
Resellers	6,585	14,716	528	21,829
Users and Governments	7,353	1,165	1,015	9,533
Total Commercial/Government Gross Profit	17,179	16,099	2,491	35,769
Consumer Gross Profit	--	1,431	--	1,431
Total Gross Profit	$17,179	$17,530	$2,491	$37,200

Change from the Quarter Ended June 27, 2010:
Commercial/Government Revenue:
Public Carriers and Network Operators	(26.6%)	81.4%	23.5%	(15.8%)
Resellers	6.6%	26.9%	(3.5%)	21.6%
Users and Governments	40.9%	(7.8%)	(14.6%)	21.8%
Total Commercial/Government Revenue	6.2%	25.0%	1.0%	15.8%
Consumer Revenue	--	(6.7%)	--	(6.7%)
Total Revenue	6.2%	23.5%	1.0%	15.2%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(18.2%)	62.7%	18.4%	(10.0%)
Resellers	15.9%	15.2%	12.8%	15.3%
Users and Governments	65.1%	(7.1%)	(33.0%)	32.0%
Total Commercial/Government Gross Profit	21.9%	13.6%	(10.5%)	15.2%
Consumer Gross Profit	--	10.1%	--	10.1%
Total Gross Profit	21.9%	13.3%	(10.5%)	15.0%

Change from the Quarter Ended March 27, 2011:
Commercial/Government Revenue:
Public Carriers and Network Operators	4.0%	45.5%	1.6%	4.8%
Resellers	(0.6%)	48.1%	(17.9%)	33.2%
Users and Governments	25.8%	12.4%	(21.5%)	15.1%
Total Commercial/Government Revenue	9.6%	45.8%	(12.1%)	25.4%
Consumer Revenue	--	27.4%	--	27.4%
Total Revenue	9.6%	45.1%	(12.1%)	25.5%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	6.1%	47.3%	16.0%	9.6%
Resellers	3.7%	34.7%	(14.6%)	22.0%
Users and Governments	34.6%	23.7%	(2.5%)	28.0%
Total Commercial/Government Gross Profit	15.6%	34.0%	0.6%	21.8%
Consumer Gross Profit	--	43.3%	--	43.3%
Total Gross Profit	15.6%	34.7%	0.6%	22.5%

#  #  #